EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2019 Second Quarter Results

STAMFORD, Conn., May 01, 2019 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for the fiscal 2019 second quarter and six months ended March 31, 2019.

Three Months Ended March 31, 2019 Compared to the Three Months Ended March 31, 2018
For the fiscal 2019 second quarter, Star reported a 2.3 percent increase in total revenue to $699.6 million compared with revenue of $684.0 million in the prior-year period, primarily due to higher wholesale per-gallon product costs.

The volume of home heating oil and propane sold during the fiscal 2019 second quarter decreased by 6.8 million gallons, or 3.8 percent, to 173.3 million gallons, as the impact of colder temperatures and acquisitions was more than offset by net customer attrition, a year-over-year delivery scheduling variance, and other factors. Temperatures in Star's geographic areas of operation for the fiscal 2019 second quarter were 2.9 percent colder than during the fiscal 2018 second quarter but 2.6 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration. The aforementioned delivery scheduling variance year-over-year reflects the fact that the volume of home heating oil and propane delivered in the second quarter of fiscal 2018 was positively impacted by the extremely cold weather experienced near the end of that year’s fiscal first quarter (ended December 31, 2017). Volume of other petroleum products sold in the second quarter of fiscal 2019 increased by 8.9 million gallons, or 29.6 percent, to 39.0 million, largely due to acquisitions.

Net income increased by $17.5 million, or 32.0 percent, to $72.3 million in the fiscal 2019 second quarter as a non-cash favorable change in the fair value of derivative instruments of $25.0 million more than offset a decline in Adjusted EBITDA of $5.3 million, described below. Regarding the favorable change in the fair value of derivative instruments, during the second quarter of fiscal 2019 a non-cash gain of $13.4 million was recorded while, in the second quarter of fiscal 2018, a non-cash charge of $11.6 million was recorded. The Company also benefited from a decline in its effective income tax rate to 28.8 percent for the second quarter of fiscal 2019 from 33.8 percent during the second quarter of fiscal 2018.

Adjusted EBITDA decreased by $5.3 million, or 5.1%, to $99.5 million in the fiscal 2019 second quarter as the additional Adjusted EBITDA provided by acquisitions of $3.4 million was more than offset by an $8.7 million decline in Adjusted EBITDA within the base business. The impact of colder temperatures and higher home heating oil and propane margins in the base business more than offset greater total operating expenses and the impact of the previously-described delivery scheduling volume variance, improving year-over-year Adjusted EBITDA by $0.7 million prior to the following exceptional items: i) $3.8 million due to implementation of a new revenue recognition accounting standard (the majority of which is expected to be reversed by the end of fiscal 2019); ii) $2.1 million of higher legal and professional expenses; iii) a charge of $1.5 million related to the discontinued use of a tank monitoring system; iv) a $0.6 million net Adjusted EBITDA loss associated with the Company’s concierge program, which was greatly curtailed this past January; and v) $1.3 million of expense tied to an increase in the amount due under Star’s weather hedge contracts.

“With a new management team now in place, I am pleased to reaffirm our commitment to being the most reputable firm in the home energy services space and providing long-term returns to our shareholders,” said Jeffrey M. Woosnam, Star Group’s President and Chief Executive Officer. “Rich Ambury, Jeff Hammond, Joe McDonald and I – along with our talented team here at Star – are ready to take the Company to the next level in terms of growth, quality service, and market presence. That said, the second quarter was negatively impacted by greater-than-expected net customer attrition due to our decision not to renew certain low-margin accounts, credit issues and, lastly, the price of home heating oil and propane. We are dedicated to limiting the loss of customers as much as possible.

“In the coming months, we will be evaluating all of Star’s operations to determine our best path forward and align the organization with core strategic objectives. While accomplishing a great deal over the past decade, we need to focus on improved business execution so that we remain the premier energy services provider we are today – strengthening customer satisfaction, reducing attrition, streamlining our operations where appropriate, and utilizing technology to effectively compete. We believe these actions will position Star to continue as a major force in the industry for years to come.”

Six Months Ended March 31, 2019 Compared to the Six Months Ended March 31, 2018
Star reported a 10.1 percent increase in total revenue to $1.2 billion compared with revenue of $1.1 billion in the prior-year period, reflecting higher wholesale per-gallon product costs and an increase in total volume sold.

The volume of home heating oil and propane sold during the first half of fiscal 2019 increased by 3.1 million gallons, or 1.1 percent, to 286.6 million gallons, as the impact of colder temperatures and acquisitions was largely offset by net customer attrition and other factors. Temperatures in Star's geographic areas of operation for the first six months of fiscal 2019 were 4.0 percent colder than during the prior year comparable period but 1.8 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration. Volume of other petroleum products sold increased by 20.2 million gallons, or 33.3 percent, to 80.9 million gallons, largely due to acquisitions.

Net income decreased by $10.3 million, or 12.1 percent, to $74.6 million as a non-cash unfavorable change in the fair value of derivative instruments of $17.4 million and a higher effective income tax rate was partially offset by an increase in Adjusted EBITDA of $12.1 million, described below. Regarding the unfavorable change in the fair value of derivative instruments, during the first half of fiscal 2019 a non-cash charge of $17.6 million was recorded versus a non-cash charge of $0.2 million during the first half of fiscal 2018. The Company also recorded a $3.7 million income tax benefit during the six months ended March 31, 2018 to reflect the impact of the Tax Cuts and Jobs Act, which lowered its effective income tax rate during that period to 23.8 percent. The effective income tax rate for the first half of fiscal 2019, in contrast, was 28.8 percent.

Adjusted EBITDA for the six months increased by $12.1 million, or 9.2 percent, to $144.3 million year-over-year. Acquisitions provided $5.1 million of the increase in Adjusted EBITDA while, in the base business, Adjusted EBITDA rose by $7.0 million. The impact of colder temperatures and higher home heating oil and propane margins in the base business more than offset greater total operating expenses, improving year-over-year Adjusted EBITDA by $17.5 million prior to the following exceptional items: i) $3.2 million due to the implementation of a new revenue recognition accounting standard (the majority of which is expected to be reversed by the end of fiscal 2019); ii) $2.6 million of higher legal and professional expenses; iii) a charge of $1.5 million related to the discontinued use of a tank monitoring system; iv) a $3.0 million net Adjusted EBITDA loss associated with the Company’s concierge program, which was greatly curtailed this past January; and v) $0.2 million of expense tied to an increase in the amount due under Star’s weather hedge contracts.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, net other income, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time on May 2, 2019. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 877-327-7688 (or 412-317-5112 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides plumbing services, primarily to its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2018. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2019	2018
(in thousands)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$16,372	$14,531
Receivables, net of allowance of $9,804 and $8,002, respectively	286,997	132,668
Inventories	60,119	56,377
Fair asset value of derivative instruments	-	17,710
Prepaid expenses and other current assets	32,288	35,451
Total current assets	395,776	256,737
Property and equipment, net	89,346	87,618
Goodwill	239,294	228,436
Intangibles, net	89,489	98,444
Restricted cash	250	250
Captive insurance collateral	54,148	45,419
Deferred charges and other assets, net	18,539	13,067
Total assets	$886,842	$729,971
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$33,459	$35,796
Revolving credit facility borrowings	115,000	1,500
Fair liability value of derivative instruments	1,518	-
Current maturities of long-term debt	10,000	7,500
Accrued expenses and other current liabilities	157,524	116,436
Unearned service contract revenue	63,718	60,700
Customer credit balances	22,781	61,256
Total current liabilities	404,000	283,188
Long-term debt	86,857	91,780
Deferred tax liabilities, net	15,872	21,206
Other long-term liabilities	24,692	24,012
Partners’ capital
Common unitholders	373,748	329,129
General partner	(1,146)	(1,303)
Accumulated other comprehensive loss, net of taxes	(17,181)	(18,041)
Total partners’ capital	355,421	309,785
Total liabilities and partners’ capital	$886,842	$729,971

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except per unit data - unaudited)	2019	2018	2019	2018
Sales:
Product	$637,400	$622,962	$1,096,107	$989,696
Installations and services	62,182	61,069	138,502	131,169
Total sales	699,582	684,031	1,234,609	1,120,865
Cost and expenses:
Cost of product	415,639	403,293	721,865	646,073
Cost of installations and services	65,394	64,659	139,711	134,214
(Increase) decrease in the fair value of derivative instruments	(13,401)	11,609	17,638	209
Delivery and branch expenses	110,684	106,605	213,357	197,809
Depreciation and amortization expenses	7,858	7,703	15,603	15,444
General and administrative expenses	9,849	6,221	17,664	12,872
Finance charge income	(1,443)	(1,532)	(2,294)	(2,295)
Operating income	105,002	85,473	111,065	116,539
Interest expense, net	(3,194)	(2,383)	(5,710)	(4,470)
Amortization of debt issuance costs	(244)	(307)	(503)	(616)
Income before income taxes	101,564	82,783	104,852	111,453
Income tax expense	29,239	28,005	30,212	26,493
Net income	$72,325	$54,778	$74,640	$84,960
General Partner’s interest in net income	454	319	469	494
Limited Partners’ interest in net income	$71,871	$54,459	$74,171	$84,466

Basic and diluted income per Limited Partner Unit:	$1.15	$0.81	$1.19	$1.26
Weighted average number of Limited Partner units outstanding:
Basic and Diluted	51,427	55,642	52,174	55,766

SUPPLEMENTAL INFORMATION
STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2019	2018
Net income	$72,325	$54,778
Plus:
Income tax expense	29,239	28,005
Amortization of debt issuance cost	244	307
Interest expense, net	3,194	2,383
Depreciation and amortization	7,858	7,703
EBITDA	112,860	93,176
(Increase) / decrease in the fair value of derivative instruments	(13,401)	11,609
Adjusted EBITDA	99,459	104,785
Add / (subtract)
Income tax expense	(29,239)	(28,005)
Interest expense, net	(3,194)	(2,383)
Provision for losses on accounts receivable	3,439	3,154
Increase in accounts receivables	(63,506)	(74,337)
Decrease in inventories	16,446	11,778
Decrease in customer credit balances	(24,356)	(27,890)
Change in deferred taxes	(8,719)	29,994
Change in other operating assets and liabilities	30,200	(14,135)
Net cash provided by operating activities	$20,530	$2,961
Net cash used in investing activities	$(19,198)	$(3,326)
Net cash (used in) provided by financing activities	$(8,749)	$14,655

Home heating oil and propane gallons sold	173,300	180,100
Other petroleum products	39,000	30,100
Total all products	212,300	210,200

SUPPLEMENTAL INFORMATION
STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Six Months Ended March 31,
(in thousands)	2019	2018
Net income	$74,640	$84,960
Plus:
Income tax expense	30,212	26,493
Amortization of debt issuance cost	503	616
Interest expense, net	5,710	4,470
Depreciation and amortization	15,603	15,444
EBITDA	126,668	131,983
(Increase) / decrease in the fair value of derivative instruments	17,638	209
Adjusted EBITDA	144,306	132,192
Add / (subtract)
Income tax expense	(30,212)	(26,493)
Interest expense, net	(5,710)	(4,470)
Provision for losses on accounts receivable	4,968	3,465
Increase in accounts receivables	(159,249)	(170,530)
Increase in inventories	(3,741)	(108)
Decrease in customer credit balances	(38,476)	(42,184)
Change in deferred taxes	(9,335)	27,254
Change in other operating assets and liabilities	55,088	20,599
Net cash used in operating activities	$(42,361)	$(60,275)
Net cash used in investing activities	$(27,310)	$(41,217)
Net cash provided by financing activities	$71,512	$84,463

Home heating oil and propane gallons sold	286,600	283,500
Other petroleum products	80,900	60,700
Total all products	367,500	344,200

CONTACT:
Star Group, L.P.
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com

Source: Star Group, L.P.